EXHIBIT 99.1
____________


                       RESORT INCOME INVESTORS, INC.


For Immediate Release

Contact:          Investor Relations Department

Telephone:        (312) 683-3323

Fax:              (312) 683-3324


                RESORT INCOME INVESTORS, INC. STOCKHOLDERS
              VOTE TO LIQUIDATE COMPANY AND DISTRIBUTE ASSETS


      Chicago, Illinois, July 16, 1998 -- Resort Income Investors, Inc. (NASDAQ EBB: RIIV) announced today that its stockholders approved the dissolution and liquidation of the Company at its Special Meeting. The Company plans to file its certificate of dissolution with the Delaware Secretary of State as soon as practicable. The Company anticipates that the first distribution will occur late this year and will provide between $.52 and $.62 per share to RII stockholders as of the record date to be established by the Board of Directors.
      The Company will retain sufficient cash and/or assets to satisfy its liabilities. The Company anticipates that a second distribution may occur in early 1999 (but may be delayed in the Board of Directors' discretion) and will be made only if a second distribution is economically feasible and then only to the extent that the retained assets exceed liabilities. For information on the Company's financial status and balance sheet information, stockholders should refer to the documents filed by it with the Securities and Exchange Commission, copies of which are available upon request to the Investor Relations Department.
      The Company's shares of common stock are listed on the NASDAQ Electronic Bulletin Board under the symbol "RIIV." The Company has 4,156,000 shares outstanding.
      Some of the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and actual results could be affected by many factors, including the market for assets held by the Company, the assessment of liquidation expenses, and the continuation of reasonably stable conditions during the entire liquidation period.
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